Exhibit 99.1

Contact: Jeff Harkins
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Provides June COVID-19 Update Highlighting Increased Cash, Substantially All Stores Open and Strong Demand

•	Aggressive Cash Management Continued in June; Cash On-hand Increased Significantly to More Than $815 million at End of June
•	Store Network Reopening Substantially Complete
•	Strong Consumer and Professional Demand in Reopened Stores
•	Enterprise-wide Estimated Sales For June of $348 Million; Up 9% from Prior Year and Up 33% from May
•	E-commerce Growth Continues: Compared to the Prior Year, SBH +353% in April, +317% in May, and Estimated +155% in June

DENTON, Texas, July 6, 2020 – Sally Beauty Holdings, Inc. (NYSE: SBH) (“the Company”) today provided an interim update on the impact of COVID-19 on its business operations and the aggressive actions taken by the Company in response, along with the release of select preliminary intra-period unaudited financial details for part of its fiscal third quarter.

Cash and Liquidity Management

The Company continued its efforts to aggressively manage cash and to ensure ample liquidity. As of June 30, the Company estimates that it had more than $815 million of cash on-hand, with an additional $200 million of undrawn capacity on its asset-based line of credit, subject to the conditions therein.

Restart of Store Public-Facing Operations Substantially Complete

The Company has substantially completed its retail and wholesale store reopening process in the United States, Canada, the European Union and the United Kingdom. A small portion of the store fleet, in parts of Mexico and South America, are expected to reopen in the next 60 days.

The Company is closely monitoring the COVID-19 situation in each of its local communities and will respond on a case-by-case basis to further developments, while benefiting from reinforced safety protocols and the agility shown by the operations teams in recent months.

Pre-release of Select Preliminary Third Quarter Intra-Period Financial Metrics, Following COVID-19 Business Interruption

The Company has seen strong demand from consumers and professionals in reopened stores. Enterprise-wide sales are estimated to be $348 million in June, and $705 million in the full fiscal third quarter, notwithstanding substantial elements of the store base being closed due to COVID-19 during the quarter.

In late July, the Company expects to release its full third quarter earnings results, including the intra-quarter impact of those inventory clearance actions, restructuring efforts and store fleet considerations referenced in its second quarter earnings materials and subsequent COVID-19 updates.

Digital Commerce Transformation Continues

The Company continues to experience growth in its e-commerce operations, notwithstanding significant store openings across its fleet. Estimated digital growth versus the prior year in the following periods were:

Growth vs Prior Year	Mar (part of Q2)	Apr (part of Q3)	May (part of Q3)	Jun (part of Q3)	Q3 Total
Sally Beauty Holdings	52%	353%	317%	155%	278%
Sally U.S. & Canada (part of SBS)	118%	872%	585%	200%	555%
Sally Europe (part of SBS)	46%	155%	165%	175%	163%
Beauty Systems Group U.S. & Canada	12%	129%	219%	120%	158%

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of approximately $3.9 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through 5,075 stores, including 158 franchised units, and has operations throughout the United States, Puerto Rico, Canada, Mexico, Chile, Peru, the United Kingdom, Ireland, Belgium, France, the Netherlands, Spain and Germany.  Sally Beauty Supply stores offer up to 8,000 products for hair color, hair care, skin care, and nails through proprietary brands such as Ion®, Generic Value Products®, Beyond the Zone® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®, Conair® and Hot Shot Tools®. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 10,500 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and CHI®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

Cautionary Note Regarding Preliminary Results

The preliminary results described above for the Company are estimated, preliminary, subject to completion and may change. Because the Company has not completed its normal quarterly closing and review procedures for the quarter ended June 30, 2020, and subsequent events may occur that require adjustments to these results, there can be no assurance that the final results for the quarter ended June 30, 2020, will not differ materially from these estimates.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “can,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “will,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact these statements do not relate strictly to historical or current matters.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, the risks and uncertainties related to COVID-19 and those described in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K for the year ended September 30, 2019, and our most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.